Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

August 3, 2010

UFP Technologies Announces Record Q2 Results

Georgetown, Mass., August 3, 2010.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.3 million or $0.34 per diluted common share outstanding for its second quarter ended June 30, 2010, compared to $566,000 or $0.09 per diluted common share outstanding for the same period in 2009.  Sales for the quarter were a record $30.0 million or 43% higher than 2009 second quarter sales of 21.0 million.  For the six-month period ended June 30, 2010, the Company reported net income of $3.8 million or $0.57 per diluted common share outstanding, compared to $911,000 or $0.15 per diluted common share outstanding in the same 2009 period.  Sales for the six-month period ended June 30, 2010, were $58.7 million or 38% higher then sales of $42.6 million for the same 2009 six-month period.

“I am very pleased with our continuing progress,” said R. Jeffrey Bailly, Chairman & CEO of UFP Technologies.  “Our dramatic increase in profitability is a testament to our strategy and our team’s ability to execute it.”

“Our Q2 revenue growth was driven primarily by our three 2009 acquisitions, which accounted for slightly more than half of our sales increase. The rest was organic growth driven by strength in our medical, automotive, and industrial markets,” Bailly continued. “This added revenue, overlaid on our streamlined organization, yielded the substantial earnings increase.” Bailly added that a growing cash balance, currently in excess of $19 million, puts the Company in excellent position to pursue additional strategic growth opportunities.

UFP Technologies is a leading designer and manufacturer of interior protective packaging and component product solutions using molded and fabricated foams, plastics, laminated composites, and natural fiber materials.  The Company primarily serves the medical, automotive, computers and electronics, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition strategies, its participation in multiple markets, and the Company’s growth potential and strategies for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Six Months Ended
	30-Jun-10	30-Jun-09	30-Jun-10	30-Jun-09
Net sales	$29,957	$20,959	$58,658	$42,567
Cost of sales	20,911	15,588	42,154	32,253
Gross profit	9,046	5,371	16,504	10,314
SG&A	5,387	4,416	10,399	8,807
Operating income	3,659	955	6,105	1,507
Gain on acquisitions	—	—	—	81
Interest expense, other income & expenses	(22)	(54)	(58)	(132)
Income before income taxes	3,637	901	6,047	1,456
Income taxes	1,339	319	2,227	513
Net income from consolidated operations	2,298	582	3,820	943
Net income attributable to noncontrolling interests	(16)	(16)	(27)	(32)
Net income attributable to UFP Technologies, Inc.	$2,282	$566	$3,793	$911
Weighted average shares outstanding	6,138	5,787	6,068	5,750
Weighted average diluted shares outstanding	6,725	6,191	6,691	6,175
Per Share Data
Net income per share outstanding	$0.37	$0.10	$0.63	$0.16
Net income per diluted share outstanding	$0.34	$0.09	$0.57	$0.15

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Jun-10	31-Dec-09
	(unaudited)
Assets:
Cash	$19,240	$14,999
Receivables	14,340	14,218
Inventories	7,993	7,647
Other current assets	2,186	1,887
Net property, plant, and equipment	11,586	12,218
Other assets	8,388	8,483
Total assets	$63,733	$59,452
Liabilities and equity:
Short-term debt	$625	$623
Accounts payable	5,066	4,274
Other current liabilities	5,030	6,153
Long-term debt	7,189	7,502
Other liabilities	1,950	1,895
Total liabilities	19,860	20,447
Total UFP Technologies stockholders’ equity	43,481	38,535
Noncontrolling interests	392	470
Total liabilities and stockholders’ equity	$63,733	$59,452